Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-17979, 333-38891, 333-59177, 333-42054, 333-56736, 333-69264, 333-69266, 333-101835, 333-106051, 333-141192) and Form S-3 (Nos. 333-38893, 333-133263, 333-140766) of C&D Technologies, Inc. of our report dated April 20, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s ability to continue as a going concern discussed in Note 2 as to which the date is October 20, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 20, 2010